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                                  EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                      1998        1997       1996
                                                                                  ------------  ---------  ---------
FIXED CHARGES:
  Interest expense..............................................................  $   9,081     $   2,953  $     883
  Implicit interest in rent.....................................................        954           396        288
  Amortization of deferred financing costs......................................        732           390         30
                                                                                  ------------  ---------  ---------
  Total fixed charges...........................................................     10,767         3,739      1,201
  Earnings before provision for income taxes....................................     (2,329)        1,391      2,321
  Fixed charges.................................................................     10,767         3,739      1,201
  Earnings, as defined..........................................................      8,438         5,130      3,522
  Ratio of earnings to fixed charges............................................     (2,329)(a)       1.4x       2.9x
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(a) --Earnings, as defined, would have been insufficient to cover fixed charges.